Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BEAM GLOBAL

AND

ALL CELL TECHNOLOGIES, LLC

DATED AS OF

February 16, 2022

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of February 16, 2022, is made and entered into by and between Beam Global, a Nevada corporation (“Buyer”), and All Cell Technologies LLC, an Illinois limited liability company (“Seller”).

Recitals

WHEREAS, Seller is engaged in the business of designing, testing and manufacturing customized lithium-ion battery packs utilizing phase change composite materials for enhanced battery cell life and safety (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, used or held for use in connection with the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.        Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.02.

“Acquisition Proposal” has the meaning set forth in Section 6.03.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actually Received Consideration” has the meaning set forth in Section 8.04(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Ancillary Documents” means the Bill of Sale, Intellectual Property Assignments, and the other agreements, instruments and documents required to be delivered at the Closing.

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“Assigned Contracts” has the meaning set forth in Section 2.01.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Backlog” has the meaning set forth in Section 2.01.

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Bill of Sale” has the meaning set forth in Section 3.02.

“Books and Records” has the meaning set forth in Section 2.01.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.05.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

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“Cumulative Revenue” has the meaning set forth in Section 2.06(a).

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, in each case, other than (a) liens imposed by any Governmental Authority for Taxes not yet due and payable; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other (non-Tax) liens arising in the ordinary course of business for obligations not yet due and payable or that are being contested in good faith and by appropriate proceedings; (c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; and (d) statutory landlord liens or other non-material landlord liens contained in the Leases.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any License or Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fraud” means, as finally determined by a court of competent jurisdiction, a willful and knowing actual fraud with the specific intent to deceive or mislead (and not a constructive fraud, equitable fraud, unfair dealings fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) in accordance with the laws of the State of Nevada.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.08 and Section 4.11.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

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“Indemnified Taxes” means any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.12; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law).

“Independent Accountants” has the meaning set forth in Section 2.06.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01.

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“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means (i) the actual knowledge of Dennis Townsend, David Townsend and Daniel Emswiler, and (ii) the actual or constructive knowledge of Said Al-Hallaj, Panos Prezas, and Scott Morehouse.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted.

“Licenses and Permits” means all certificates, certificates of need, certificates of exemption, consents, accreditations, governmental approvals, licenses, permits, franchises, authorizations and approvals issued or granted to Seller by any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any special, punitive, exemplary, indirect or consequential damages (including consequential damages related to diminution in value and lost profits), except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, taken as a whole, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital or financial markets generally, (ii) political conditions generally or (iii) any of the industries generally in which the Business operates (including demand and the availability and pricing of raw materials, marketing and transportation) or in which products of the Business are distributed, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements, (c) any changes in GAAP or the interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken or omitted with the Buyer’s consent, (e) the effect of any action taken by the Buyer or its Affiliates with respect to the transactions contemplated hereby, (f) any epidemics, pandemics, disease outbreaks (including, without limitation, COVID-19) or other health crisis or public health event, or the worsening of any of the foregoing, (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period, (j) any matter of which the Buyer is aware on the date hereof, or (k) any changes to the Business arising out of changes affecting the Buyer or its business or relationship with Seller.

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Measurement Period” has the meaning set forth in Section 2.06.

“Milestone Disputed Amounts” has the meaning set forth in Section 2.06.

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“Milestone Event” has the meaning set forth in Section 2.06(a).

“Milestone Payment” has the meaning set forth in Section 2.06(a).

“Milestone Resolution Period” has the meaning set forth in Section 2.06.

“Milestone Review Period” has the meaning set forth in Section 2.06.

“Milestone Statement of Objections” has the meaning set forth in Section 2.06.

“Net Purchased Assets” has the meaning set forth in Section 2.07.

“Net Purchased Assets Target” has the meaning set forth in Section 2.07.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepaid Expenses” has the meaning set forth in Section 2.01.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 4.03.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(g).

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“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Share Limitation Cap” has the meaning set forth in Section 2.06.

“Supplier Purchase Orders” means purchase orders for materials or equipment necessary to fulfill customer orders for which partial or full payment has been made yet materials have not been received by the Company.

“Tangible Personal Property” has the meaning set forth in Section 2.01.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“10-K Filing Date” has the meaning set forth in Section 2.06.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” has the meaning set forth in Section 9.02.

“Unaudited Balance Sheet” has the meaning set forth in Section 4.04.

“Unaudited Balance Sheet Date” has the meaning set forth in Section 4.04.

“Union” has the meaning set forth in Section 4.19(b).

“Updated Schedules” has the meaning set forth in Section 6.04(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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Article II.                 Purchase and Sale

Section 2.01           Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired prior to Closing, which relate to, or are used or held for use in connection with, the Business at Closing, in each case other than the Excluded Assets (collectively, the “Purchased Assets”), including the following:

(a)             all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(b)            all Contracts, including Intellectual Property Agreements, set forth on Section 2.01 of the Disclosure Schedules (the “Assigned Contracts”);

(c)             all Intellectual Property Assets, including but not limited to, all of Seller’s right, title and interest in, and all goodwill associated with, the company name “ALL CELL TECHNOLOGIES” and any other names derived from or bearing a resemblance thereto, including any associated trademarks, trade names, service marks or other trade rights, whether registered or unregistered, used or held for use by Seller in connection with the Business, customer lists, proprietary processes, know-how, systems, operations, and other intellectual property, and logos;

(d)           all furniture, fixtures, leasehold improvements, equipment, machinery, tools, vehicles, office equipment, supplies, computer hardware, printers, telephones systems and other tangible personal property (the “Tangible Personal Property”);

(e)             all of Seller’s backlog of unfilled firm orders for products sold by Seller as of Closing (the “Backlog);

(f)            all License and Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, in each case, to the extent transferable;

(g)            all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, except for any claims being pursued by Seller against Chervon North America Inc. or its Affiliates.

(h)             all right, title and interest of Seller in and to all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment and deposits relating to the Business (the “Prepaid Expenses”);

(i)              all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)             to the extent transferable, originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);

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(k)             all goodwill and the going concern value of the Business; and

(l)              all other additional privileges, rights, interests, properties and assets of Seller, of every kind and description and wherever located, that are used or held for use in connection with, or that would be advisable to the continued conduct of, the Business as presently being conducted.

Section 2.02           Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)            Seller’s cash, cash equivalents, bank accounts and securities;

(b)           all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)            the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(d)            all Benefit Plans and assets attributable thereto;

(e)            Seller’s insurance policies and all rights to applicable claims, causes of action, and proceeds;

(f)             all Tax Returns, Tax assets, refunds and credits of Seller;

(g)            all rights to any Actions of any nature available to or being pursued by Seller against Chervon North America Inc. or its Affiliates;

(h)            personnel and employment records for employees and former employees of the Business, including medical records and other personnel records that Seller is prohibited from disclosing or transferring to the Buyer under applicable Law;

(i)             the assets, properties and rights specifically set forth on Section 2.02(i) of the Disclosure Schedules;

(j)             any attorney-client privileged communications, work product or records; and

(k)            the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03           Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the following Liabilities provided that such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)            all Liabilities in respect of the Assigned Contracts;

(b)            all customer deposits of Seller set forth in Section 2.03(b) of the Disclosure Schedules existing as of the Closing (the “Customer Deposits”);

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(c)            all Liabilities relating to the employment, termination of employment or employment practices with respect to the Business employees hired by the Buyer arising on or after the Closing Date; and

(d)            all Liabilities set forth on Schedule 2.03(d).

Section 2.04           Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)            any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)            Indemnified Taxes;

(c)            any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date

(d)            any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(e)            any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(f)             any Liabilities relating to or arising out of the Excluded Assets;

(g)            any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)            ~~a~~ny Liabilities arising prior to Closing of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including accrued payroll, paid time off, bonuses, success fees, change of control payments, severance payments, retention payments, deferred compensation, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, phantom stock or other equity related compensation arrangements, health or wellness benefits, in each case, regardless of whether such individuals become an employee of Buyer at or following the Closing;

(i)             any Liabilities arising prior to Closing of Seller under any employment, severance, retention, change of control or termination agreement, or any penalties or damages or late-, under- or non-payment of wages or other compensation, with or relating to any employee or former employee of Seller, regardless of whether such individuals become an employee of Buyer at or following the Closing;

(j)             any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing;

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(k)             all accounts payable of Seller existing as of the Closing;

(l)              any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(m)           any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)            any Liabilities arising out of events occurring on or prior to the Closing Date, including those arising from Seller’s conduct of the Business or Seller’s use, operation or ownership of the Purchased Assets on or prior to the Closing Date;

(o)            any Liabilities of Seller to Seller’s members, including any Liability or Action arising from or relating to any allocation or distribution of the Purchase Price;

(p)            any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

(q)            other Liabilities of Seller based upon Seller’s acts or omissions occurring after the Closing; and

(r)             any Liabilities that are not Assumed Liabilities.

Section 2.05           Purchase Price. In consideration for the Purchased Assets, Buyer shall pay to Seller as follows:

(a)            1,055,000 shares (the “Closing Payment”) of Buyer’s Common Stock, par value $0.001 per share (“Common Stock”);

(b)            plus or minus, cash in the amount by which the Net Purchased Assets as of the Closing Date as determined pursuant to Section 2.07 is greater than or less than, respectively, the Net Purchased Assets Target; and

(c)            the Milestone Payments, if any,

(the “Purchase Price”), plus the assumption of the Assumed Liabilities (to the extent not included in the calculation of the Net Purchased Assets). At Closing, (i) the Buyer shall deliver the Closing Payment by issuing such number of shares of Common Stock to Seller, and (ii) Buyer or Seller, as applicable, shall deliver the cash amount owed to the other party as provided in Section 2.05(b) above.

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Section 2.06           Milestone Payments.

(a)            Subject to the Share Limitation Cap (as defined below), as additional consideration for the Purchased Assets during each fiscal year ending on December 31, 2022 and December 31, 2023 (each a “Measurement Period”), Buyer will issue to Seller the following additional number of shares of Common Stock (each a “Milestone Payment”) only upon the achievement by or on behalf of the Buyer of the following (each a “Milestone Event)

Fiscal Year	Milestone Event	Milestone Payment
2022	Cumulative Revenue for Fiscal Year 2022 Above $7,500,000	Two (2) times Amount of Cumulative Revenue above $7,500,000
2023	Cumulative Revenue for Fiscal Year 2023 which is both above $13,500,000 and greater than 135% of the Cumulative Revenue for Fiscal Year 2022.	Two (2) times Amount of Cumulative Revenue which are both (i) above $13,500,000 Million (but capped at $20,000,000) and (ii) greater than 135% of the Cumulative Revenue for Fiscal Year 2022.

For the purposes of this Agreement, “Cumulative Revenue” means the amount of (i) gross revenue calculated in accordance with GAAP generated by the Business (exclusive of any revenue generated from Buyer’s products in which Purchased Assets are used) during the applicable Measurement Period, plus (ii) for Fiscal Year 2022 only, the backlog of unfilled firm orders of the Business booked or received during Fiscal Year 2022. For avoidance of doubt, the number of days included in Fiscal Year 2022 for purposes of measuring Cumulative Revenue shall include the full calendar year of 2022 regardless of the Closing Date and regardless of whether Seller or Buyer operated the Business during Fiscal Year 2022.

(b)            Within sixty (60) days after a Measurement Period, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Cumulative Revenue for such Measurement Period (the “Revenue Statement”).

(c)            After receipt of the Revenue Statement, Seller shall have thirty (30) days (the “Milestone Review Period”) to review the Revenue Statement. During the Milestone Review Period, Seller and Seller’s accountants shall have access, which shall not be unreasonably withheld by Buyer, to the relevant books and records of Buyer the personnel of, and work papers prepared by, Buyer or Buyer’s accountants to the extent that they relate to the Revenue Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Revenue Statement as Seller may reasonably request for the purpose of reviewing the Revenue Statement and to prepare a Milestone Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(d)            On or prior to the last day of the Milestone Review Period, Seller may object to the Revenue Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Milestone Statement of Objections”). If Seller fails to deliver the Milestone Statement of Objections before the expiration of the Milestone Review Period, the Revenue Statement and the Cumulative Revenue reflected in the Revenue Statement shall be deemed to have been accepted by Seller. If Seller delivers the Milestone Statement of Objections before the expiration of the Milestone Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Milestone Statement of Objections (the “Milestone Resolution Period”), and, if the same are so resolved within the Milestone Resolution Period, the Cumulative Revenue and the Revenue Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

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(e)            If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Milestone Statement of Objections before expiration of the Milestone Resolution Period, then any amounts remaining in dispute (“Milestone Disputed Amounts”), Buyer and Seller shall mutually agree upon and submit the Milestone Disputed Amounts for resolution to an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Milestone Disputed Amounts only and make any adjustments to the Cumulative Revenue and the Revenue Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Milestone Disputed Amount must be within the range of values assigned to each such item in the Revenue Statement and the Milestone Statement of Objections, respectively.

(f)             The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Milestone Disputed Amounts and their adjustments to the Cumulative Revenue shall be conclusive and binding upon the parties hereto.

(g)            Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(h)            In the event that Seller achieves a Milestone Event based on the Cumulative Revenue during a Measurement Period, the Buyer will pay Seller such Milestone Payment in Common Stock based on the five-day Volume Weighted Average Price (VWAP) of Buyer’s Common Stock for the five-day period ending on the last full trading day prior to the filing of the Buyer’s Annual Report on Form 10-K with the SEC in the calendar year following the applicable Measurement Period in which the Cumulative Revenue and Milestone Event were achieved (the “10-K Filing Date”). Subject to the Share Limitation Cap, Buyer shall deliver any Milestone Payment to Seller by issuing such number of shares of Common Stock due to Seller within five (5) days of the later of (i) Buyer’s 10-K Filing Date, (ii) the end Milestone Resolution Period, and (iii) resolution of any Milestone Disputed Amounts.

(i)             The parties hereto understand and agree that (i) the contingent rights to receive any Milestone Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in Buyer (until such time as Common Stock is actually issued), (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller’s contingent right to receive any Milestone Payment hereunder, and (iii) no interest is payable with respect to any Milestone Payment.

(j)             During all Measurement Periods, (i) Buyer shall not take any action to intentionally eliminate or decrease the Cumulative Revenue, (ii) Buyer shall maintain separate books and financial records of the Business in order to calculate Cumulative Revenue, and (ii) Buyer shall not divert any opportunities or transfer any assets, properties or rights of the Business to any other Person or Affiliate (in each case, if such transfer would reasonably be expected to reduce Cumulative Revenue). If, during any Measurement Period, the Buyer sells, leases or licenses all or substantially all of its assets or the Business to any unaffiliated third party, then Buyer, as a condition to such transaction, shall require the third party to assume the obligations under this Agreement. If, during any Measurement Period, the registration of Common Stock is terminated or suspended under any applicable securities Laws or delisted from any stock exchange, then, subject in all respects to the Share Limitation Cap, Buyer and Seller shall cooperate in good faith to mutually determine the value of the unlisted Common Stock.

(k)            Seller agrees and acknowledges that the maximum aggregate amount of shares of Common Stock that Buyer will issue to Seller for the Closing Payment and Milestone Payments will not exceed 19.99% of the issued and outstanding number of shares of Common Stock on the date hereof (the “Share Limitation Cap”). SELLER AGREES AND ACKNOWLEDGES THAT IN NO EVENT AND UNDER NO CIRCUMSTANCES WILL SELLER RECEIVE ANY CASH CONSIDERATION UNDER THIS AGREEMENT IN THE EVENT THE SHARE LIMITATION CAP IS REACHED FOR ANY REASON.

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Section 2.07           Net Purchased Assets(a). Prior to the Closing Date, Seller shall deliver to Buyer its determination of Net Purchased Assets. At Buyer’s request, Seller and Buyer shall conduct a joint inspection of all Inventory prior to Closing to verify such Net Purchased Assets. If Buyer discovers a mistake in Seller’s calculation of Net Purchased Assets, Buyer and Seller shall cooperate in good faith to reconcile such mistake. For the purposes of this Article II:

(i)             “Net Purchased Assets” means the sum of the following: (1) the amount of the Inventory, prepaid Inventory, prepaid Supplier Purchase Orders, and the Security Deposit under the Lease, in each case, included in the Purchased Assets as of the Closing, minus (2) the Customer Deposits as of the Closing.

(ii)            “Net Purchased Assets Target” means $0.00.

Section 2.08           Allocation of Purchase PriceSection 2.09. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule including all fixed assets being valued at their tax basis (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) days following the Closing Date. If Seller notifies Buyer in writing within thirty (30) days following the date that the Allocation Schedule is delivered to Seller that Seller objects to one or more items reflected in the Allocation Schedule (which notice shall set forth in reasonable detail the basis of Seller’s objection and Seller’s proposal for an alternate Allocation Schedule), Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following the date that the Allocation Schedule is delivered to Seller, either party may submit such dispute to the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. If Seller fails to object to the draft Allocation Schedule prior to the expiration of the thirty (30) day review period, or if Seller affirmatively accepts the draft Allocation Schedule provided by Buyer, such Allocation Schedule shall be final and binding. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the final and binding Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 and Section 2.07 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09           Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall reasonably cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 2.10           Pro-ration. All rents and utilities, and the other customary proration items will be pro-rated between Buyer and Seller as of the Closing Date. To the extent any such items are not, or cannot, be prorated as of the Closing, Seller and Buyer will meet and confer in good faith as soon as practicable following the Closing Date in order to determine and reconcile: (A) any Business-related expenses paid or incurred by Buyer that properly relate to the period prior to the Closing Date, which shall be the responsibility of Seller, and (B) any Business-related expenses paid or incurred by Seller that properly relate to the period on or following the Closing Date or are Assumed Liabilities, which shall be the responsibility of Buyer. To the extent one party owes amounts to the other party as a result of such reconciliation, the party so owing shall promptly remit payment to the other.

Section 2.11           Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law; provided however that Buyer shall provide at least three (3) days prior written notice of intention to so withhold, and shall fully cooperate with Seller’s efforts to reduce or eliminate any such required withholding. To the extent that amounts are so withheld by Buyer, such withheld amounts (a) shall be remitted to the applicable Tax authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Seller.

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Article III.              Closing

Section 3.01           Closing. Subject to and in accordance with the provisions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place through an electronic closing on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby or such other date as the parties mutually agree (the “Closing Date”). All transfers of the Purchased Assets and the consummation of the transactions contemplated by this Agreement will be deemed to occur for accounting and tax purposes as of 11:59 p.m. Pacific Time on the Closing Date.

Section 3.02           Closing Deliverables.

At the Closing, Seller shall deliver to Buyer the following:

(i)             a bill of sale and assignment and assumption agreement in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(ii)            an assignment in the form of Exhibit B hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iii)           the Seller Closing Certificate;

(iv)           the certificates of the Secretary of Seller required by Section 7.02;

(v)            the Required Consents;

(vi)           the Updated Schedules, certified as true and correct by a duly authorized officer of Seller, which Updated Schedules will bring down all of the schedules related to the Purchased Assets;

(vii)          all UCC termination statements or other Encumbrance release documents necessary to evidence the transfer of good and marketable title to all of the Purchased Assets to Buyer, duly executed by such secured parties, if required;

(viii)         a certificate of good standing of Seller issued by the Secretary of State of Illinois, as of a date not more than ten (10) days prior to the Closing Date~~;~~ and

(ix)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

At the Closing, Buyer shall deliver to Seller the following:

(i)             evidence of the Closing Payment;

(ii)            the Bill of Sale, duly executed by Buyer; and

(iii)           the Intellectual Property Assignments, duly executed by Buyer.

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Article IV.      Representations and warranties of seller

Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date:

Section 4.01           Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Illinois and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section ~~4~~.01(a) of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Seller does not own, directly or indirectly, any capital stock of any other corporation or any equity, profit sharing, participation, or other interest in any corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture or other Person, except as set forth on Section 4.01(b) of the Disclosure Schedules.

Section 4.02           Authority of Seller. Seller has full company power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of the Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller, as applicable, enforceable against it in accordance with its terms.

Section 4.03           No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the article of organization, operating agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order, applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules (the “Required Consents”), require the consent of, or notice to, any Person under~~,~~ conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, License or Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04           Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Seller as of December 31, 2021 and December 31, 2020 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Financial Statements. The Financial Statements are true, correct and complete in all material respects and fairly present in all material respects the financial condition and results of operations of Seller as of the dates and for the periods indicated. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Unaudited Balance Sheet” and the date thereof as the “Unaudited Balance Sheet Date”.

Section 4.05           Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, Seller has no Liabilities under GAAP, except (a) those which are adequately reflected or reserved against in the Unaudited Balance Sheet as of the Unaudited Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Unaudited Balance Sheet Date.

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Section 4.06           Absence of Certain Changes, Events and Conditions. Since the Unaudited Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or as set forth on Section 4.06 of the Disclosure Schedules, there has not been any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            material change in cash management practices and policies, practices and procedures with respect to inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(c)            entry into any Contract that would constitute a Assigned Contract;

(d)            incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice which will not be paid in full at or prior to Closing;

(e)            transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Unaudited Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f)             cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g)            transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(h)            abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(i)             material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)             acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k)            material capital expenditures which would constitute an Assumed Liability;

(l)             imposition of any Encumbrance upon any of the Purchased Assets;

(m)           hiring, promoting or changing the terms of employment for any person as or to (as the case may be) a manager or higher or hiring or promoting any employee below manager except to fill a vacancy in the ordinary course of business;

(n)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

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(o)            purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $15,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(p)            any Contract to do any of the foregoing.

Section 4.07            Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

Section 4.08            Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances.

Section 4.09          Condition and Sufficiency of Purchased Assets. The Tangible Personal Property, included in the Purchased Assets are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of the Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient to conduct the business in the manner conducted immediately prior to Closing.

Section 4.10          Real Property. (a) Seller has good and valid title to all of the Purchased Assets. The Seller does not own any real property. Section 4.10(a) of the Disclosure Schedules sets forth all leases (the “Leases”) affecting any real property leased by the Seller in connection with the Business (the “Leased Real Property”). Seller has not subleased or otherwise granted to any Person the right to use or occupy the Leased Real Property;

(b) Except as set forth on Section 4.10(b) of the Disclosure Schedules, with respect to each Lease: (a) such Lease is valid, binding, enforceable and in full force and effect in accordance with its specific terms; (b) Seller is not in breach or default under such Lease; and (c) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases.

(c) Seller has not received any notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or, to Seller’s Knowledge, threatened condemnation proceedings affecting the Leased Real Property, (iii) existing, pending or, to Seller’s Knowledge, threatened lawsuits or administrative actions relating to the Leased Real Property, or (iv) existing, pending or, to Seller’s Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. The Leased Real Property is sufficient for the conduct of the Business as conducted immediately prior to Closing.

Section 4.11            Intellectual Property.

a.              Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations; specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; and (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted.

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b.              Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

c.              Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all Intellectual Property Assets included in the Purchased Assets, in each case, free and clear of Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller has obtained binding, valid and enforceable written assignments with each current employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of all Intellectual Property Registrations during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets of the Intellectual Property Registrations invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; and (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law. Seller has provided Buyer with true and complete copies of all such assignments. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

d.              Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted.

e.               All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. To Seller’s Knowledge, Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets.

f.               The Seller has not conducted a freedom to operate analysis or search with respect to any Intellectual Property Assets or Licensed Intellectual Property. To the Seller’s Knowledge, the conduct of the Business as currently conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated ~~t~~he Intellectual Property or other rights of any Person (it being understood that Seller has not conducted a freedom to operate analysis or search with respect to any Intellectual Property Assets or Licensed Intellectual Property). To the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

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g.             There are no Actions (including any opposition, cancellation, revocation, or other proceeding), whether settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller has no Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

h.              Section 4.11(h) of the Seller Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business.

i.               All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past two (2) year period, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business.

Section 4.12            Inventory and Backlog. All Inventory is in saleable condition. The amount and quality of the Inventory is consistent with normal operating levels maintained by the Seller in keeping with past practice. Section 4.12 of the Seller’s Disclosure Schedule hereto lists all Backlog. No item of Inventory is obsolete or unusable. The Backlog reflects bona fide orders that were made in the ordinary course of business.

a.             Customers and SuppliersSection 4.13(a) of the Disclosure Schedules sets forth a complete and accurate list of the top ten customers of the Business by revenue during Fiscal Year 2021 and the top ten customers of the Business by revenue during Fiscal Year 2020 (the “Material Customers”). No Material Customer is an Affiliate of Seller. Except as set forth in Section 4.13(a) of the Disclosure Schedules, no Material Customer has ceased to use the goods or services of the Business or otherwise terminated or materially reduced its relationship with the Business and Seller has not received any notice, and has no Knowledge, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

b.             Section 4.13(b) of the Disclosure Schedules sets forth a complete and accurate list of the top ten suppliers of the Business by dollar volume during Fiscal Year 2021 and the top ten suppliers of the Business by dollar volume during Fiscal Year 2020 (the “Material Suppliers”). Except as set forth in Section 4.13(b) of the Disclosure Schedules, Seller has not received any notice, and has no Knowledge, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business; in each case, subject to general economic and political conditions affecting the supply of goods to the Company and existing shortages and delays affecting the supply of goods to the Company.

Section 4.14           Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history since January 1, 2020. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies are in full force and effect and enforceable in accordance with their terms. Seller is not in default under, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

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Section 4.15            Legal Proceedings; Governmental Orders.

a.              There are no Actions pending (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

b.              There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.16            Compliance With Laws; Licenses and Permits.

a.             Seller has complied in the last 3 years, in all material respects, and is now complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

b.             Section 4.16(b) of the Disclosure Schedules sets forth a true and complete list of all Licenses and Permits, and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to discipline, revoke, cancel, suspend or declare such License and Permit invalid in any respect.

Section 4.17            Environmental Matters.

a.              The operations of Seller with respect to the Business and the Purchased Assets are currently in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

b.              Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law.

c.              None of the Business or the Purchased Assets or any Leased Real Property is listed on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

d.             There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any Leased Real Property, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or Leased Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

e.              Section 4.17(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

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f.               Section 4.17(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller in connection with the Business or the Purchased Assets as to which Seller may retain liability, and, to Seller’s Knowledge, none of these facilities or locations has been placed on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

g.              Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

h.              Seller has provided or otherwise made available to Buyer (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or Leased Real Property which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

i.               Seller does not own any Environmental Attributes.

Section 4.18            Employee Benefit Matters.

a.              Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Schedules, each, a “Benefit Plan”).

b.              Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

c.              Except as set forth on Section 4.18(c) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

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Section 4.19            Employment Matters.

a.              Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time, and whether identified as an employee, independent contractor or consultant); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; and (vii) exempt or nonexempt status under the Fair Labor Standards Act. All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or will be paid in full when due.

b.              Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union. There are no union organizational campaigns or decertification efforts in progress with respect to the employees of the Business or any questions concerning representation with respect to such employees; there are no unfair labor practice charges or complaints pending or, to Seller’s Knowledge, threatened against the Seller relating to the employees of the Business with the National Labor Relations Board; and Seller has not engaged in any unfair labor practice.

c.              Seller is and has been for the last two (2) years in compliance in all material respects with all applicable Laws pertaining to employment, employment practices and immigration. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business.

Section 4.20           Taxes. All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. All Taxes due and owing by Seller (whether or not shown on any Tax Return) are Excluded Liabilities. All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

a.              Other than for current Taxes not yet due and payable, there are no Encumbrances for Taxes upon any of the Purchased Assets.

b.              Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.

c.              Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.21            Brokers. Except as set forth on Section 4.21 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

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Section 4.22            Share Issuance. With respect to the issuance of the shares of Common Stock hereunder, Seller hereby represents and warrants to the Buyer as follows:

(a)             Acquisition for Investment. The Seller is receiving the shares in exchange for the Purchased Assets for investment solely for such Seller’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(b)            Counsel. Seller has had an opportunity to consult with counsel and other advisors before committing to acquire the shares.

(c)            Restrictions on Transfer. The Seller understands that it must bear the economic risk of the purchase of the shares for an indefinite period of time because, except as provided in this Agreement (including Section 6.16 hereof): (A) Buyer’s issuance of the shares to Seller will not be registered under the Securities Act and applicable state securities laws in reliance on Seller’s representations, (B) the shares may not be sold, transferred, pledged or otherwise disposed of without an opinion of counsel, if requested by Buyer, satisfactory to Buyer, that registration under the Securities Act or any applicable state securities laws is not required, (C) the exemption provided in Rule 144 under the Securities Act is not presently available for the resale of any of the shares and may not be available in the future with respect to any proposed transfer of the shares, and (D) Buyer is not under any obligation to perfect any exemption for the resale of any of the Shares.

(d)           Seller Can Protect Seller’s Own Interests. Seller can properly evaluate the merits and risks of an investment in the shares and can protect Seller’s own interests in this regard, whether by reason of Seller’s own business and financial expertise, the business and financial expertise of professional advisors unaffiliated with Buyer with whom Seller has consulted, or Seller’s preexisting business or personal relationship with Buyer or any of its officers, directors or controlling persons.

(e)            Opportunity to Ask Questions. Seller has had an opportunity to ask questions and receive answers concerning the capitalization of Buyer and the business, financial condition and operations of Buyer, and has had full access to such other information concerning the Buyer as Seller has requested.

(f)             Certain Risk Factors. Seller realizes that the acquisition of the shares involves a high degree of risk, and that Buyer’s future prospects are uncertain. Seller is able to hold the shares indefinitely if required, and is able to bear the loss of Seller’s entire investment in the shares. Seller has had an opportunity to review such documents and information as Seller has requested, to Seller’s satisfaction. Seller understands the speculative nature of and risks involved in the proposed investment in Buyer.

Section 4.23         No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE PURCHASED ASSETS, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

Article V.        Representations and warranties of buyer

Buyer represents and warrants to the Seller as follows:

Section 5.01            Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

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Section 5.02            Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03          No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, License or Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05           Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06            Securities Laws. Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating or suspending the registration of any Common Stock under applicable securities Laws or delisting any Common Stock from Nasdaq. Other than as disclosed in its public filings, Buyer has not received any notification that, and has no knowledge that, the US Securities and Exchange Commission or Nasdaq is contemplating terminating or suspending such registration or listing or prohibiting the listing of any Common Stock on Nasdaq. Buyer is not an “investment company” as defined in the Investment Company Act of 1940, as amended. Buyer is not, and has never been, an issuer identified in, or subject to, Rule 144(i)(1) of the Securities Act of 1933, as amended. Buyer is not, and has never been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended. None of Buyer, any affiliated issuer, any director, executive officer, any beneficial owner of 20% or more of Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Buyer in any capacity at the time of sale is subject to any “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

Section 5.07 Investigation. THE BUYER ACKNOWLEDGES AND AGREES THAT IT HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, THE PURCHASED ASSETS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLER ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT.

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Article VI.        Covenants

Section 6.01           Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)            preserve and maintain all Licenses and Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)            pay the debts, Taxes and other obligations of the Business when due;

(c)            maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)            continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)            defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f)             perform all of its obligations under all Assigned Contracts;

(g)            maintain the Books and Records in accordance with past practice;

(h)            comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(i)             not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur; and

(j)             not enter into a settlement agreement with Chervon North America Inc. or its Affiliates without the prior written consent of Buyer.

Section 6.02           Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business, including facilitating reasonable access to Material Customers at such times as may be approved by the Seller. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller.

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Section 6.03           No Solicitation of Other Bids. Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

Section 6.04            Notice of Certain Events.

(a)            From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)              any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)            any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)            Seller shall promptly update and supplement the Disclosure Schedules attached to this Agreement, as necessary, to reflect any changes to the matters set forth in such Disclosure Schedules from the date hereof through the Closing (the “Updated Schedules”); provided, however, such Updated Schedules shall be disregarded for determining if Seller breached this Agreement as of the date hereof.

Section 6.05            Employees and Employee Benefits.

(a)            On the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, commencing on the Closing Date, Buyer shall offer employment, on an “at will” basis, to all of such employees. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

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(b)            Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons as and when due.

(c)            Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.06           Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07            Books and Records. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08           Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09           Public Announcements. Seller agrees that Seller will not prepare or disseminate any press releases, public announcements or other disclosures relating to the transactions contemplated hereby without the written consent of the Buyer, not to be unreasonably withheld or delayed; provided, that following Buyer’s filing of its Current Report on Form 8-K with the Securities and Exchange Commission disclosing the material terms of the Agreement, this Section shall not preclude Seller from making any disclosure as to the transactions contemplated hereby (i) to third parties, including customers, suppliers and landlords to provide notice of, and/or seek consent to, the transactions contemplated by this Agreement in accordance with the transfer of any Assigned Contract to Buyer, or (ii) which Seller reasonably believes is required by law or necessary to its attorneys, advisors, members or creditors in connection with the transactions contemplated by this Agreement or to any Governmental Authority.

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Section 6.10           Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.11            Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Accounts Receivable or any other Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.12           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.13           Tax Clearance Certificates. Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Seller.

Section 6.14          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.15           Seller’s Name Change; Existence. As soon as practicable after the Closing (and in any event within ten (10) days after the Closing), Seller shall change its corporate name, and such new name shall not include “All Cell” so as not to interfere with Buyer’s trade rights. Seller shall maintain its existence throughout the Survival Period, and Seller shall not make distributions to its members if such distributions would prevent Seller from fulfilling its indemnity obligations to Buyer under this Agreement.

Section 6.16           Resale Registration Statement. All Common Stock issued to Seller to satisfy the Closing Payment and any Milestone Payment will be issued in a private placement and will be subject to transfer restrictions under the Securities Act of 1933, as amended. Within ten (10) Business Days following the later of (i) Buyer’s filing of its Annual Report on 10-K for Fiscal Year 2021 and (ii) the filing of Buyer’s amended Current Report on Form 8-K disclosing the financial information of Seller required to be reported within 75 days following the Closing Date, Buyer will file a resale registration statement on Form S-3 (if eligible to use such Form) with the SEC to register the resale of $10,000,000 of the Common Stock issued to Seller for the Closing Payment. Additionally, Buyer agrees to work in good faith with Seller to register for resale the Common Stock issued to Seller under any Milestone Payment by either filing a resale registration statement on Form S-3 or under an alternative mechanism as mutually agreed upon by the Parties. Notwithstanding the above, the resale of the Common Stock will be subject to volume-based trading restrictions calculated on a daily and weekly basis as follows: (i) sales shall be on no more than three (3) days per calendar week, and (ii) sales shall be for a number of shares of Common Stock that is less than ten percent (10%) of the average daily trading volume on such trading day, and four percent (4%) of the average weekly volume (calculated by five (5) times average daily volume in any business week or five consecutive trading days).

Section 6.17            Capital Expenditures. Buyer shall purchase for the Business in Fiscal Year 2022 not less than $1,500,000.00 of the equipment set forth on Schedule 6.17.

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Section 6.18           Restrictive Covenants.

(a)            Seller covenants and agrees that for a period of thirty-six (36) months following the Closing Date (the “Restricted Period”), that Seller shall not, and shall not permit any subsidiary or parent entity to: (i) solicit, encourage, cause, or attempt to cause a Material Customer or Material Supplier not to do business with or to reduce any part of its business with Buyer;, or (ii) engage in any business using phase change composite materials in the construction of battery packs or systems utilizing lithium-ion battery cells.

(b)           Seller further covenants and agrees that during the Restricted Period, it shall not (i) hire or engage or attempt to hire or engage for employment or as an independent contractor any Person hired by Buyer within ten (10) days of Closing, who was employed or engaged by Seller at Closing (each, a “Restricted Provider”); or (ii) solicit or encourage any Restricted Provider to terminate his or her employment, consultant or contractor relationship with the Buyer;

(c)            Seller has carefully read and considered the provisions of this Section and, having done so, agrees that the restrictions set forth herein are fair and reasonable given the terms and conditions of this Agreement, the nature of Seller’s business, the area in which Seller markets its products and services, and the consideration being provided pursuant to this Agreement. In addition, Seller specifically agrees that the length, scope and definitions used in the covenants set forth in this Section are fair and reasonable. Seller further agrees that the restrictions set forth in this Section are reasonably required for the protection of the legitimate business interests of the Buyer.

(d)           Seller acknowledges and agrees that its breach of any of the covenants in this Section during the Restricted Period shall result in irreparable damage and continuing injury to the Buyer. Therefore, in the event of any breach or threatened breach of such covenants during the Restricted Period, Seller agrees that the Buyer shall be entitled to seek an injunction from any court of competent jurisdiction enjoining such Person from committing any violation or threatened violation of those covenants. All remedies available to the Buyer by reason of a breach by the Seller of the provisions of this Agreement are cumulative, none is exclusive and all remedies may be exercised concurrently or consecutively at the option of the Buyer. In the event of litigation involving this Section, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal. The existence of any claim or cause of action by a Seller against the Buyer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Buyer of the provisions of this Section, which Section will be enforceable notwithstanding the existence of any breach by Buyer.

(e)            Seller agrees that the covenants in this Section are necessary in terms of time and activity to protect the Buyer’s interest in the assets being acquired pursuant to this Agreement and impose a reasonable restraint in light of the activities and businesses of the Seller on the Closing Date.

Article VII.              Conditions to closing

The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

Section 7.01           Conditions to Obligations of all Parties.

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)            Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 of the Disclosure Schedules.

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Section 7.02           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

a.              The representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

b.              Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

c.              No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

d.              All Required Consents shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

e.              From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

f.              Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02.

g.             Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied and delivering a certified copy of the Updated Schedules, dated as of the Closing Date (the “Seller Closing Certificate”).

h.              Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

i.              Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03           Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

a.              The representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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b.              Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

c.              No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

d.              Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02.

Article VIII.         Indemnification

Section 8.01          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, and Section 4.08 shall survive for a period of four (4) years after the Closing (the “Survival Period”) and the representations and warranties in Section 4.21 shall survive for a period of the statute of limitations plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, as to any breach of the representations and warranties or any failure to perform or comply with any of the covenants and agreements contained herein or in any Ancillary Document that constitutes Fraud on the part of the breaching or non-performing party or parties, such representations and warranties and such covenants and agreements will survive the Closing until the expiration of the applicable statutes of limitations and will thereupon expire together with the associated right to indemnification (except to the extent a written notice asserting a claim for breach thereof is delivered to Seller or Buyer, as the case may be, prior to such expiration). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02           Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

a.              any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any closing certificate, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b.              any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any closing certificate;

c.              any Excluded Asset or any Excluded Liability.

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Section 8.03           Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

a.              any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Ancillary Documents or in any closing certificate, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b.              any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents or in any closing certificate;

c.              any Assumed Liability; or

d.             operation and ownership of the Purchased Assets and Business following the Closing.

Section 8.04            Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

a.              Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (i) unless any individual Loss exceeds $25,000 (each, a “Small Claim”), and (ii) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds one percent (1%) of the Actually Received Consideration (the “Deductible”), in which event Seller shall be required to pay or be liable for all such Losses. “Actually Received Consideration” shall mean the dollar value of the Common Stock received by Seller at Closing plus the dollar value of any Milestone Payment as and when paid to Seller. Except for the Fundamental Representations and Fraud, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed fifteen percent (20%) of the Actually Received Consideration. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02 (including for breaches of Fundamental Representations) shall not exceed the Actually Received Consideration.

b.             Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Deductible. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Actually Received Consideration.

c.              For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty and any Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

d.              The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds or other recoveries (net of direct collection expenses) received by Buyer on account of such Loss. In the event that an insurance recovery is made by Buyer with respect to any Loss, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be remitted promptly to Seller.

e.              Buyer shall not be entitled to seek indemnification with respect to any Loss of which Buyer or its Affiliates or representatives had actual knowledge at or prior to the Closing.

f.           Buyer agrees that in the event of any breach giving rise to an indemnification obligation hereunder, Buyer shall take all reasonable measures to mitigate the consequences of the related breach.

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Section 8.05           Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

a.              Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) may result in injunctions or other equitable remedies in respect of the Indemnified Party or its business, (ii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, (iii) such action may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnified Party or its business, or (v) upon petition by the Indemnified Party, if an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim, in which events the Indemnified Party shall assume the defense, In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

b.              Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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c.              Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06            Payments.

a.              Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

b.              Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied from Seller; provided that Seller shall have the option to pay Buyer any Losses in cash or cancel that number of shares of Common Stock issued to Seller having the value of such Loss based on the five-day Volume Weighted Average Price (VWAP) of Buyer’s Common Stock for the five-day period ending on the last full trading day prior to the date such Losses are payable

c.              Buyer will have the right to set off any amounts due under this ARTICLE VIII as determined pursuant to a final and nonappealable judgment, order, award or determination of a court of competent jurisdiction against any amounts then or thereafter owning from Buyer to Seller pursuant to this Agreement, including without limitation against any Milestone Payments.

Section 8.07           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08           Exclusive Remedies. Subject to Section 2.06 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this 0 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraudulent, criminal or intentional misconduct.

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Article IX.               Termination

Section 9.01            Termination. This Agreement may be terminated at any time prior to the Closing:

a.              by the mutual written consent of Seller and Buyer;

b.              by Buyer by written notice to Seller if:

(i)             Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)             any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

c.              by Seller by written notice to Buyer if:

(iii)            Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(iv)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2022, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

d.             by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02            Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

a.              as set forth in this Article IX and Section 6.06 and Article X hereof; and

b.             that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

In the event that the closing conditions for a Party as set forth in Article VII have been fulfilled by such Party and the other Party terminates this Agreement or Seller terminates this Agreement for convenience, then the terminating Party shall pay, or cause to be paid, to the other Party an amount equal to the sum of (i) such Party’s reasonable Transaction Expenses up to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) plus (ii) One Million 00/100 Dollars ($1,000,000.00) within ten (10) days following the termination of this Agreement. “Transaction Expenses” means, in the broadest sense, all fees, costs, and expenses of the such Party related to business, financial, accounting, tax, environmental, regulatory and legal due diligence investigation and preparation and negotiation of definitive documents.

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Article X.                  Miscellaneous

Section 10.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this 0):

If to Seller:	All Cell Technologies, LLC c/o Townsend Capital 230 Schilling Circle, Suite 120 Hunt Valley, MD 21031 E-mail: david@townsendcapital.com Attention: David Townsend

with a copy to:	DLA Piper LLP (US) 6225 Smith Avenue Baltimore, MD 21209 E-mail: stephen.sharkey@us.dlapiper.com Attention: Stephen Sharkey, Esq.

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If to Buyer:	Beam Global 5660 Eastgate Drive San Diego, CA 92121 Attn: Desmond Wheatley E-mail: Desmond.Wheatley@beamforall.com

with a copy to:	Weintraub Tobin 475 Sansome Street, Suite 510 San Francisco, CA 94111 Attn: Jeff Pietsch E-mail: jpietsch@weintraub.com

Section 10.03        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06          Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08         No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a.              This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

b.             ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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c.              EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12         Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Agreement may deliver their executed counterparts by facsimile or other electronic means. No party shall raise the use of any electronic signature (including www.docusign.com), or the use of a facsimile machine, electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as a defense to the formation or enforceability of a Contract and each party forever waives any such defense.

Section 10.13.        Dennis Townsend, David Townsend, Daniel Emswiler, Said Al-Hallaj, Panos Prezas, and Scott Morehouse shall have no liability for any obligations or liabilities of Seller under this Agreement or any Ancillary Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. For avoidance of doubt, in the event that Seller is unable to satisfy any portion of its indemnity obligations under this Agreement, Buyer may seek all available remedies against Seller and its members, as necessary, to enforce Buyer’s indemnity rights under this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ALL CELL TECHNOLOGIES, LLC

By:

Its:

BUYER:

BEAM GLOBAL

By:

Its:

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EXHIBIT A

BILL OF SALE

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EXHIBIT B

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

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